Filed Pursuant to Rule 433

Registration Statement No. 333-211718

THE TORONTO-DOMINION BANK

US$1,250,000,000 3.250% SENIOR MEDIUM-TERM NOTES, SERIES C, DUE 2024

FINAL TERM SHEET

DATED MARCH 4, 2019

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated March 4, 2019 relating to the Notes (as defined below), the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated September 24, 2018 and the caption “Description of the Debt Securities” in the Prospectus dated June 30, 2016.

Issuer:	The Toronto-Dominion Bank

Issue:	3.250% Senior Medium-Term Notes, Series C, due 2024 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa3 (outlook: stable) / Standard & Poor’s: A (outlook: stable)

Principal Amount:	US$1,250,000,000

Issue Price:	99.872% plus accrued interest, if any, from March 11, 2019

Trade Date:	March 4, 2019

Settlement Date (T+5)[2]:	March 11, 2019

Maturity Date:	March 11, 2024

Minimum Denomination:	US$2,000 and multiples of US$1,000 in excess thereof

Interest Rate:	3.250%

Treasury Benchmark:	UST 2.375% due February 29, 2024

Treasury Benchmark Price:	99-09 1⁄4

Treasury Benchmark Yield:	2.528%

Spread to Treasury Benchmark:	T + 75 basis points

Re-Offer Yield:	3.278%

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next two succeeding business days will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Commissions:	0.350%

Interest Payment Dates:	Semi-annually on March 11 and September 11 of each year, beginning on September 11, 2019. Interest will accrue from March 11, 2019.

Day Count Fraction:	30 / 360

Canadian Bail-in Provisions:	The Senior Notes are bail-inable notes subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Senior Notes. For a description of Canadian bank resolution powers and the consequent risk factors attaching to the Senior Notes, see “Canadian Bank Resolution Powers” in the Prospectus Supplement dated September 24, 2018.

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes, in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date. See “Terms of the Notes—Redemption for Tax Reasons” in the pricing supplement.

Listing:	None

Joint Bookrunners:	TD Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-managers:

ANZ Securities, Inc.

Capital One Securities, Inc.

Commonwealth Bank of Australia

nabSecurities, LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Westpac Capital Markets LLC

CUSIP / ISIN:	89114QCB2 / US89114QCB23

The Issuer has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Bookrunners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Goldman Sachs & Co. LLC at 1-866-718-1649, J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-645-3751.